                                                                    Exhibit 99.2






INNOFONE.COM ANNOUNCES BANKRUPTCY OF CANADIAN SUBSIDIARY

TORONTO May 7, 2001 - Innofone.com, Inc. (OTTCB: INNF) (the "Company") announced today that on May 3rd, 2001, its operating subsidiary, Innofone Canada, Inc. (the "Subsidiary"), was adjudged bankrupt by a Judge of the Bankruptcy and Insolvency Division of the Superior Court of Quebec, District of Montreal (the "Court"). The Court further appointed a trustee and declared that the Subsidiary was deemed to have made an assignment of its assets to the trustee for the benefit of its creditors as of February 27, 2001, the date of the Petition for a Receiving Order under the Bankruptcy & Insolvency Act of Canada.

The Company retains its interest as a creditor in the Subsidiary.

As a result of the bankruptcy of the Subsidiary, the Company has suspended current business operations. The Company will seek to be acquired by or acquire an interest in a business entity that desires to seek the perceived advantages of a corporation which has a class of securities registered under the Securities Exchange Act of 1934. The Company does not plan to restrict its search to any specific business, industry or geographic location. Management anticipates that it will be able to participate in only one potential business venture because the Company has nominal assets and limited financial resources. There can be no assurance that the Company will be successful in locating or negotiating an agreement with any such business entity.